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                                                                   EXHIBIT 10.13

                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made by and between Onvia.com, Inc., a Washington corporation (hereafter, Company) and Clark Westmoreland (hereafter, Westmoreland or Employee).

1. Position: The Company hires Westmoreland to serve as its Vice President of Operations. Westmoreland will report directly to the Company's President and Chief Operating Officer, Mike Pickett. The position will be located in the Company's headquarters in Seattle, Washington.

2. Duties & Performance: Westmoreland will perform the duties and responsibilities of the Vice President of Operations inclusive of, but not limited to: An executive level corporate leadership position, reporting directly to the President and a member of his senior management committee, and serving in the capacity of a vice president responsible for all direct report staff management activities, domestic and/or international e-marketplace exchange operations and Purchase Now operations, corporate strategic planning, customer care, merger integration, enterprise resource planning and exchange systems design and other systems design. To the best of his ability and experience, Westmoreland will loyally and conscientiously perform all of the duties and obligations required by the Company at all times. Westmoreland will devote all of his business time and attention to the business of the Company. The Company will be entitled to all of the benefits and profits arising incident to all such work services and advice, and Westmoreland will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors. Westmoreland will not, during the course of his employment, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. Westmoreland may, without written consent from the Company's Board of Directors, accept speaking or presentation engagements in exchange for honoraria, may serve on boards and committees of charitable organizations and may own no more than one percent (1%) of the outstanding equity shares of a corporation whose stock is listed on a national stock exchange or NASDAQ excepting when ownership of such shares was held prior to the company being listed on a national stock exchange or NASDAQ.

3. Commencement of Employment: The start date for the position is no later than October 16, 2000.

4. Compensation and Benefits: In consideration of Westmoreland's performance under this Agreement, Westmoreland shall be entitled to the following compensation:

     (a) Salary: Employee shall receive an annual salary of $200,000.00, paid twice monthly in equal amounts pursuant to the Company's regular payroll policy. The base salary shall be reviewed and will be increased but not decreased consistent with the compensation of other executives of the Company by January 31 of the current year, to be effective as of January 1 of that current year.

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     (b)  Bonus: Westmoreland will receive a bonus of Thirty-Seven Thousand Five
Hundred Dollars ($37,500.00) payable on January 21, 2001.

     (c) Performance Bonuses: Westmoreland shall receive another bonus of Seventy Five Thousand dollars ($75,000.00) payable on March 31, 2001 upon satisfaction of performance objectives mutually agreed upon and negotiated in good faith by Westmoreland and the President of the Company for performance during the first quarter of 2001. Westmoreland shall also receive quarterly bonuses in the amount of 6.25% of annual gross salary each quarter beginning in the second quarter of 2001 to be paid at the end of each quarter of a year upon satisfaction of performance objectives mutually agreed upon and negotiated in good faith by Westmoreland and the President of the Company. The performance objectives shall contain threshold levels at which a portion of the bonus is to be paid.

     (d) Stock Options: Westmoreland will be granted stock options in Onvia.com, Inc. in Two Hundred Fifty Thousand (250,000) shares of the Company at the commencement of employment. The exercise price shall be the fair market value of each share as of the date that the stock option is granted. Twenty-five percent (25%) of said option shares will vest and become exercisable on March 6, 2001. The remainder of the options will vest and become exercisable in equal installments on a monthly basis on the last day of each month at a rate of 1/48 of the total number of Shares subject to the Option and shall become exercisable and vest, including fractional shares, each month beginning March 31, 2001 until all such shares are completely vested. The options will be incentive stock options to the maximum extent allowed by the Internal Revenue Code and will be subject to the terms of the Company's Amended and Restated 1999 Stock Option Plan and Stock Option Agreement and Notice of Stock Option Grant. The term of each option shall be ten (10) years. The method of payment for exercise of the options may be any method set forth in paragraph 4 of the Stock Option Agreement of the Amended and Restated 1999 Stock Option Plan or paragraph 9(b) of the Amended and Restated 1999 Stock Option Plan or, in addition, by canceling vested options with the payment calculated by crediting the amount due from Employee at the then fair market value per share minus the exercise price per share, multiplied by the number of options cancelled.

     In the event that the Company, prior to full vesting of all shares in the initial stock option grant, terminates Westmoreland other than for Cause (as defined below) or constructively discharges him as defined in paragraph 6, a certain number of shares shall vest and become exercisable immediately as of the date of termination. If the termination occurs before March 6, 2001, the accelerated vesting consists of a pro-rated amount of the shares which would have otherwise vested on March 6, 2001 (i.e., termination between November 6, 2000 and December 6, 2000 results in the monthly vesting of 12,500 shares, with an additional 12,500 shares as of the 6th day of each month thereafter continuing through March 6, 2001) plus an additional 46,875 shares. If the termination occurs after March 6, 2001, the vesting consists of all shares already vested plus an accelerated vesting of 46,875 shares that immediately vest and become exercisable as of the date of termination. The above provision shall not apply in the event of a Change of Control. In the event of death or disability as defined in paragraph 5(c), the option(s)

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may be exercised at any time within twelve months following the date of death or date of termination of employment due to disability. Section 10(c)(ii) of the Stock Option Plan does not apply. Nothing in this paragraph prohibits the granting of additional stock options at any time. In the event additional stock options are granted and the Company terminates Westmoreland other than for Cause (as defined below) or constructively discharges him as defined in paragraph 6, regardless of the vesting schedule attached to the additional stock options, immediately as of the date of termination, 9 months of unvested additional options will accelerate and vest (for purposes of calculating 9 months of the unvested additional options, total unvested additional options will be deemed to vest pro-rata on a monthly basis over the term of the vesting schedule). The preceding sentence shall not apply in the event of a Change in Control. In the event of termination with cause, Westmoreland retains all vested options and all unvested options terminate.

     The Board of Directors shall approve the grant of the stock options no later than October 26, 2000. The Board shall include the terms of paragraph 4(d) and paragraph 7 of this Employment Agreement in the Notice of the Stock Option Grant. To the extent that any provision of this Employment Agreement conflicts with the Amended and Restated 1999 Stock Option Plan, Stock Option Agreement, Notice of Stock Option Grant or the Exercise Notice, the terms of the Employment Agreement shall govern. Nothing in this Agreement prevents amendment of the Amended and Restated 1999 Stock Option Plan, Stock Option Agreement, the Exercise Notice and/or the Notice of Stock Option Grant to include provisions more favorable to Westmoreland. The Company cannot change any vesting or exercise schedule without the written consent of Westmoreland.

     (e) Insurance: As of October 16, 2000, Employee shall be entitled to participate in any health insurance benefits, including medical, dental and vision benefits, Life Insurance/Accidental Death and Dismemberment Insurance, Disability Insurance, Group Legal Services and other insurance or fringe benefit plans offered to other executives of the Company, after satisfying all eligibility requirements other than length of employment.

     (f) Retirement Plans: When available, Employee may be entitled to participate in a 401(k) or other retirement savings plan, pension plans or other plan offered to other salaried employees, subject to satisfying the eligibility requirements of such plan[s]. Employee's eligibility to participate in said plans shall be governed by the terms of those plans.

     (g) Expense Reimbursement: Employee shall be reimbursed within 20 business days of submission of documentation for reasonable expenses incurred by him in the performance of his duties under this Agreement (including without limitation mileage and other travel expenses), upon compliance with any applicable reimbursement policies. Westmoreland shall be entitled to reimbursement for dues and membership costs for professional organizations, costs of educational seminars and costs for educational or college courses, subject to prior approval and such approval shall not be unreasonably withheld. Westmoreland is not responsible for payment of any relocation

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expenses arising out of his prior employment at hardware.com, and the Company assumes responsibility for any unpaid relocation expenses or other unpaid expenses.

     (h) Vacation: Prior to March 6, 2001, Westmoreland will receive two (2) weeks of paid vacation leave. In the second and third years of employment, Westmoreland shall receive three (3) weeks of paid vacation leave. In the fourth through tenth years of employment, Westmoreland shall receive four (4) weeks of paid vacation leave.

5. Termination: Westmoreland's employment shall terminate immediately on the occurrence of any of the following, whichever shall occur first:

     (a)  Upon sixty (60) days prior written notice by either party;

     (b) Immediately, "for Cause" defined as fraud; embezzlement; gross negligence; or conviction of a felony against the Company or any felony involving dishonesty. Gross negligence is defined as the lack of even slight care in the performance of the duties and responsibilities of the position. The Company must notify the employee of any event constituting Cause within thirty
(30) days following the Company's knowledge of its existence.

     (c) Upon the death or permanent disability of Westmoreland. Permanent disability shall be defined as the inability of Westmoreland to perform his duties under this Agreement because of illness or incapacity for a continuous period which is not less than the qualification period to enable Westmoreland to qualify for the maximum disability coverage provided under the Company's disability insurance policy. Westmoreland shall continue to receive compensation and benefits pursuant to paragraph 4 of this Agreement until he qualifies for disability insurance coverage under the terms of the Company's policy.

6. Severance Pay: If the Company terminates Westmoreland and such termination is other than for Cause (as defined in paragraph 5) or if the Company constructively discharges Westmoreland, the Company shall pay to Westmoreland a lump sum amount equivalent to six (6) months salary and accrued vacation to be paid on the last day of employment and the Company shall pay benefits as described in paragraph 4 for six months, including any administrative fees under COBRA. A constructive discharge shall be deemed to occur if the Company assigns Westmoreland any duties or reduces Westmoreland's duties to levels inconsistent with the position of Vice President of Operations, fails to comply with any provision of paragraph 4, requires relocation to another city, requires an out-of-town assignment for more than 3 months consecutively in any twenty-four (24) month period or out-of-town travel for more than 60% of the working days based on a five day work week in any twenty-four month (24) period or engages in any material breach of this Agreement. Upon any of the aforementioned circumstances, Westmoreland may at his option deem himself to be constructively discharged and terminate his employment and such termination shall be considered to be a termination for reasons other than "Cause" for all purposes under this Agreement.

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7.   Change of Control: Upon Change of Control occurring before October 16,
2001, fifty percent (50%) of any unvested shares in the Company or any successor company shall vest immediately as of the date of notification of the transaction that will result in Change of Control. In addition, if termination, demotion, change in primary job duties, relocation or reduction of compensation occurs within twelve (12) months of a Change of Control occurring before October 16, 2001, all remaining unvested shares (100%) in the Company or any successor company shall vest and become exercisable immediately in addition to any compensation and benefits available under paragraphs 4 and 6. Upon a Change of Control occurring after October 16, 2001 but before October 16, 2003, twenty five percent (25%) of any unvested shares in the Company or any successor company shall vest immediately as of the date of notification of the transaction that will result in Change of Control. In addition, if termination, demotion, change in primary job duties, relocation or reduction of compensation occurs within twelve (12) months of a Change of Control occurring after October 16, 2001 but before October 16, 2003, seventy five percent (75%) of any unvested shares in the Company or any successor company shall vest and become exercisable immediately in addition to any compensation and benefits available under paragraphs 4 and 6. Change of Control is defined as including but not limited to events described in the Stock Option Plan as constituting a Change of Control and the following: to the sale of all or substantially all of the assets of the Company, a change of ownership of 50% of the stock of the Company, a merger, acquisition or consolidation of the Company with or into another corporation other than a merger, acquisition or consolidation in which the holders of more than 50% of the shares of the capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction, or change of the President of the Company.

8. Confidentiality of Terms: Westmoreland shall not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary, bonuses, stock purchase or option allocations to any person, including other employees of the Company; provided that he may discuss such terms with members of his family, personal business advisors, or any legal, tax or accounting specialists who are providing services to him, or as required by law.

9.   Miscellaneous Provisions:

     (a) Attorneys' Fees: The Company shall pay for the costs incurred by Westmoreland for this Employment Agreement not to exceed $5,000.00.

     (b) Amendments: This Agreement may only be amended by a written agreement signed by both parties.

     (c) Headings: The headings used in this Agreement are for convenience of reference only, and are not to be considered in construing or interpreting this Agreement.

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     (d)  Entire Agreement: This Agreement and the documents referenced herein contains the entire agreement of the parties with respect to this subject matter, and supersedes all prior understandings and agreements, whether oral or written, between the parties with respect to such subject matter. Employee will be bound to comply with the Company's policies, rules and procedures generally; however, to the extent there is a conflict between this Agreement and said policies, rules and procedures, this Agreement shall control. To the extent that any provision of this Employment Agreement conflicts with the Amended and Restated 1999 Stock Option Plan, Stock Option Agreement or Notice of Stock Option Grant, the terms of the Employment Agreement shall govern.

     (e) Severability: If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the validity and enforceability of the remaining parts of this Agreement shall not be affected thereby.

     (f) Waiver: A provision of this Agreement may be waived only by a written instrument executed by the party waiving compliance. No waiver of any provision of this Agreement shall operate as a waiver of any other provision. Failure to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.

     (g) Successors and Assigns: The Agreement shall be binding on the successors and assigns of the parties. All rights and obligations of the Employee and the Company arising during the term of this Agreement shall continue to have full force and effect after the termination of this Agreement.

     (h) Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to its choice of law rules.

The Board of Directors of Onvia.com, Inc. approved this Agreement at their meeting on March 7, 2001, at which a quorum was present and acting throughout.

Onvia.com, Inc.


By:
   -----------------------------          ------------------------------
Mike Pickett, its President and           Clark Westmoreland
Chief Operating Officer
Date:                                     Date:
     ---------------------------               -------------------------

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